Exhibit 99.1

Brian J. Radecki Chief Financial Officer (202) 336-6920 bradecki@costar.com	Richard Simonelli Director Investor Relations (202) 346-6394 rsimonelli@costar.com

CoStar Group, Inc. Announces Third Quarter 2011 Results

•	Achieves its highest quarter in Company history of annualized net new sales of $7.7 million
•	Posts eighth consecutive quarter of record revenue of $63.8 million
•	Raises revenue outlook for third time this year and earnings by $0.09 for full year 2011
•	The Company’s innovative iPad app CoStarGo™ drives strongest quarter of sales to existing customers

WASHINGTON, DC – October 26, 2011 – CoStar Group, Inc. (NASDAQ: CSGP), commercial real estate's leading provider of information and analytic services, announced today that revenue for the third quarter of 2011 totaled $63.8 million, an annual increase of $6.7 million or 11.7% compared to revenue of $57.1 million in the third quarter of 2010.

The national release of CoStarGo™, CoStar’s new mobile application for the iPad, contributed to record revenue and sales levels in the quarter, according to CoStar Founder and Chief Executive Officer Andrew C. Florance. “Innovation has always been at the foundation for the success of CoStar and the strong positive response to CoStarGo™ contributed to our eighth consecutive quarter of record revenue, our highest quarter of net new sales in our history, and our strongest quarter ever in sales to existing customers,” Florance stated. “Since CoStarGo incorporates and integrates the powerful features of CoStar Property, CoStar Tenant and CoStar COMPS many of our customers added to their CoStar subscriptions to take advantage of CoStarGo. It is living up to our expectations that it would be a useful and transformational business tool for our customers. We expect this positive impact to continue throughout the remainder of the year and into 2012.”

Year 2010-2011 Quarterly Results - Unaudited
(in millions, except per share data)
	2010				2011
	Q1	Q2	Q3	Q4	Q1	Q2	Q3

Revenues	$55.1	$55.8	$57.1	$58.2	$59.6	$62.1	$63.8
EBITDA	8.8	7.8	9.4	10.4	10.5	7.1	6.0
Net income	2.9	3.3	3.4	3.8	4.5	2.6	2.3
Net income per share - diluted	0.14	0.16	0.16	0.18	0.22	0.12	0.09
Weighted average outstanding shares - diluted	20.6	20.6	20.7	20.9	21.0	22.4	25.3

Adjusted EBITDA	10.8	13.3	13.8	13.4	12.6	14.3	14.0
Non-GAAP Net Income	5.2	6.8	6.9	6.6	6.2	7.3	7.2
Non-GAAP Net Income per share - diluted	0.25	0.33	0.33	0.32	0.29	0.33	0.28

The Company launched CoStarGo™ in August 2011, and supported it with a 34-city national launch tour, newspaper advertisements and direct mail, email and social media campaigns.

During the third quarter, the Company achieved its highest ever quarterly net new sales, exceeding the strong performance of last quarter and increasing 68% year-over-year. The Company’s in-quarter renewal rate exceeded 93%, and the 12-month trailing renewal rate for subscription-based services was 93%, an increase from 92% last quarter and up 3 percentage points from approximately 90% one year ago. At the end of the third quarter, the Company had 91,010 paying subscribers, up 2,431 for the quarter, which is more than the last four quarters combined.

As of September 30, 2011, the Company had $583 million in cash, cash equivalents, short-term and long-term investments, which is an increase of $3 million since June 30, 2011.

Earlier today, the Company announced the acquisition of Virtual Premise, a leading independent provider of SaaS-based real estate information management solutions. The privately held company develops and hosts real estate management software and provides lease abstraction services for over 250 major corporations, commercial real estate service providers, retailers, and property owners. Virtual Premise’s subscription-based clients use the SaaS (software as a service) solutions to increase the efficiency of real estate management processes, reduce occupancy costs, and improve utilization of real estate assets.  The company’s lease administration module allows clients to manage and monitor lease expirations, rental payments, renewal options and transactions and projects. Lease data hosted by Virtual Premise will remain strictly confidential.

CoStar purchased Virtual Premise for approximately $17 million net of cash acquired in the transaction.

“With Virtual Premise, our brokerage clients will have another great set of tools,” stated Florance. ”When we add CoStar data and design elements to Virtual Premise’s products, we believe it will result in even more value to our clients and to their clients.”

Non-GAAP net income (defined below) was $7.2 million or $0.28 per diluted share in the third quarter of 2011 (based on 25.3 million shares), an increase of $0.3 million compared to non-GAAP net income of $6.9 million or $0.33 per diluted share in the third quarter of 2010 (based on 20.7 million shares). Adjusted EBITDA (defined below) was $14.0 million for the third quarter of 2011 an increase of $0.2 million, compared to adjusted EBITDA of $13.8 million for the third quarter of 2010.

For the third quarter of 2011, adjusted EBITDA and non-GAAP net income include approximately $3.4 million in expenses associated with the launch of CoStarGo as discussed in the Company’s second quarter earnings release. Adjusted EBITDA and non-GAAP net income do not include approximately $5.8 million in expenses associated with the LoopNet merger, or approximately $1.2 million in income associated with an adjustment to the deferred consideration associated with the 2009 acquisition of Resolve Technology. Adjusted EBITDA and non-GAAP net income also do not include approximately $1.5 million in lease restructuring charges related to the consolidation of the Company’s White Marsh, Maryland office. Reconciliation of non-GAAP net income, EBITDA, adjusted EBITDA and all of the non-GAAP financial measures to their GAAP basis results are shown in detail, along with definitions for those terms, later in this release.

As previously announced, on June 30, 2011, CoStar and LoopNet each received a Request for Additional Information (commonly referred to as a "second request") from the U.S. Federal Trade Commission (“FTC”) with respect to the proposed acquisition of LoopNet by CoStar (“the merger”) originally announced on April 27, 2011.  CoStar and LoopNet have been working cooperatively with the FTC in connection with its review and expect to certify substantial compliance with the second request shortly. At the FTC’s request, CoStar and LoopNet have agreed to extend the waiting period imposed by the Hart-Scott-Rodino Act (the “HSR Act”) from 30 to 60 days after the date of substantial compliance with the second request unless that period is extended voluntarily by the parties or terminated sooner by the FTC.  While the parties remain hopeful that the FTC will complete its review in a time frame that would permit the merger to close by the end of 2011, the current timing is such that it is quite possible that the merger may not close by such time.  Completion of the merger remains subject to the expiration or termination of the waiting period under the HSR Act and other customary closing conditions.

2011 Outlook

“Based on continued outstanding sales performance we are pleased to raise the high end of our 2011 annual revenue outlook by approximately $1.5 million," stated CoStar Group Chief Financial Officer Brian J. Radecki. “The Company’s outlook for 2011 annual revenue has increased to a range of $250.5 million to $251.5 million, which is $7.5 million higher than the high-end of our original revenue outlook for the year reflecting the strong sales and revenue momentum we have achieved. For the fourth quarter of 2011 we expect a range of approximately $65.0 million to $66.0 million in revenues.”

After another quarter of strong sales and the completion of the 34-city CoStarGo launch, non-GAAP net income of $0.28 per diluted share in the third quarter of 2011 was $0.05 above the high end of the outlook range the Company provided in our second quarter earnings release. “Due to continued strong earnings trends in the second half of the year, we are increasing the high-end of our full year outlook for non-GAAP net income per diluted share by $0.09,” noted Radecki. The Company expects non-GAAP net income of approximately $1.18 to $1.22 per diluted share for the full year and approximately $0.28 to $0.32 per diluted share for the fourth quarter of 2011.

The acquisition of Virtual Premise is included in the Company’s estimates and is expected to reduce non-GAAP net income per diluted share by approximately $0.01 to $0.02 in the fourth quarter of 2011, primarily due to acquisition-related accounting adjustments to deferred revenue which results in lower recognized subscription revenue. The acquisition is not expected to significantly impact the Company’s fourth quarter revenue.

The projections above and the related tables included in this release exclude impacts of the consolidation of LoopNet and related costs that are contingent on closing that transaction.

The preceding forward-looking statements reflect CoStar’s expectations as of October 26, 2011, including forward-looking non-GAAP financial measures on a standalone basis – not including the potential acquisition of LoopNet and related costs. We are not able to forecast with certainty whether or when certain events, such as acquisition-related costs, restructuring, settlements or impairments will occur in any given quarter. Given the risk factors, uncertainties and assumptions discussed above, actual results may differ materially. Other than in publicly available statements, the Company does not intend to update its forward-looking statements until its next quarterly results announcement.

Non-GAAP Financial Measures

For information regarding the purpose for which management uses the non-GAAP financial measures disclosed in this release and why management believes they provide useful information to investors regarding the Company’s financial condition and results of operations, please refer to the Company’s latest periodic report.

EBITDA is a non-GAAP financial measure that represents GAAP net income attributable to CoStar Group, Inc. before (i) interest income (expense), (ii) provision for income taxes, and (iii) depreciation and amortization.

Adjusted EBITDA is a non-GAAP financial measure that represents EBITDA before (i) stock-based compensation expense, (ii) acquisition-related costs, (iii) restructuring charges and related costs, (iv) costs related to the acquisition and transition of the Company’s corporate headquarters, and (v) settlements and impairments incurred outside the Company’s normal business operations.

Non-GAAP net income is a non-GAAP financial measure that represents GAAP net income attributable to CoStar Group, Inc. before (i) purchase amortization and other related costs, (ii) stock-based compensation expense, (iii) acquisition-related costs, (iv) purchase accounting adjustments; (v) restructuring charges and related costs, (vi) costs related to the acquisition and transition of the Company’s corporate headquarters, and (vii) settlements and impairments. From this figure, we then subtract an assumed provision for income taxes to arrive at non-GAAP net income. We assume a 40% tax rate in order to approximate our long-term effective corporate tax rate.

Non-GAAP net income per diluted share is a non-GAAP financial measure that represents non-GAAP net income divided by the number of diluted shares outstanding for the period used in the calculation of GAAP net income per diluted share.

Earnings Conference Call

Management will conduct a conference call to discuss earnings results for the third quarter of 2011, and the company's outlook for the fourth quarter of 2011 at 11:00 AM EDT on Thursday, October 27, 2011. The audio portion of the conference call will be broadcast live over the Internet at http://www.costar.com/investors.aspx. To join the conference call by telephone, please dial (800) 230-1093 (from the United States and Canada) or (612) 332-0107 (from all other countries) and refer to conference code 219866. An audio recording of the conference call will be available approximately one hour after the live call concludes and remain available for a period of time following the call. To access the recorded call, please dial (800) 475-6701 (from the U.S. and Canada) or (320) 365-3844 (from all other countries) using access code 219866. The webcast replay will also be available in the Investors section of CoStar's web site for a period of time following the call.

CoStar Group, Inc.
Condensed Consolidated Statements of Operations-Unaudited
(in thousands, except per share data)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010

Revenues	$63,829	$57,144	$185,574	$168,075
Cost of revenues	21,175	20,762	66,153	62,322
Gross margin	42,654	36,382	119,421	105,753

Operating expenses:
Selling and marketing	17,467	13,017	44,993	38,526
Software development	5,017	4,249	15,420	12,569
General and administrative	16,631	12,441	43,375	37,168
Purchase amortization	535	540	1,624	1,762
	39,650	30,247	105,412	90,025

Income from operations	3,004	6,135	14,009	15,728
Interest and other income, net	194	156	574	590
Income before income taxes	3,198	6,291	14,583	16,318
Income tax expense, net	887	2,909	5,103	6,796
Net income	$2,311	$3,382	$9,480	$9,522

Net income per share - basic	$0.09	$0.17	$0.42	$0.47
Net income per share - diluted	$0.09	$0.16	$0.41	$0.46

Weighted average outstanding shares - basic	24,973	20,328	22,505	20,309
Weighted average outstanding shares - diluted	25,317	20,688	22,903	20,677

CoStar Group, Inc.
Reconciliation of Non-GAAP Financial Measures-Unaudited
(in thousands, except per share data)

Reconciliation of Net Income to Non-GAAP Net Income

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010

Net income	$2,311	$3,382	$9,480	$9,522
Income tax expense, net	887	2,909	5,103	6,796
Income before income taxes	3,198	6,291	14,583	16,318
Purchase amortization and other related costs	874	867	2,578	2,904
Stock-based compensation expense	1,845	1,781	6,110	5,727
Acquisition related costs	5,798	-	11,128	-
Restructuring and related costs	1,509	1,281	1,509	1,384
Headquarters acquisition and transition related costs *	-	1,260	-	2,417
Settlements and Impairments	(1,207)	-	(1,479)	2,825
Non-GAAP Income before income taxes	12,017	11,480	34,429	31,575
Assumed rate for income tax expense, net **	40%	40%	40%	40%
Assumed provision for income tax expense, net	(4,807)	(4,592)	(13,772)	(12,630)
Non-GAAP Net Income	$7,210	$6,888	$20,657	$18,945

Net Income per share - diluted	$0.09	$0.16	$0.41	$0.46
Non-GAAP Net Income per share - diluted	$0.28	$0.33	$0.90	$0.92

Weighted average outstanding shares - diluted	25,317	20,688	22,903	20,677

* Includes no building depreciation for the three months ended September 30, 2010, and approximately $459,000 for the nine months ended September 30, 2010
** A 40% tax rate is assumed in order to approximate the Company's long-term effective corporate tax rate.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010

Net income	$2,311	$3,382	$9,480	$9,522
Purchase amortization in cost of revenues	339	327	954	1,142
Purchase amortization in operating expenses	535	540	1,624	1,762
Depreciation and other amortization	2,129	2,440	7,065	7,357
Interest income, net	(194)	(156)	(574)	(590)
Income tax expense, net	887	2,909	5,103	6,796
EBITDA	$6,007	$9,442	$23,652	$25,989
Stock-based compensation expense	1,845	1,781	6,110	5,727
Acquisition related costs	5,798	-	11,128	-
Restructuring and related costs	1,509	1,281	1,509	1,384
Headquarters acquisition and transition related costs ***	-	1,260	-	1,958
Settlements and Impairments	(1,207)	-	(1,479)	2,825
Adjusted EBITDA	$13,952	$13,764	$40,920	$37,883

*** Includes no building depreciation for the three months ended September 30, 2010, and does not include approximately $459,000 for the nine months ended September 30, 2010

CoStar Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$550,740	$206,405
Short-term investments	3,570	3,722
Accounts receivable, net	18,909	13,094
Deferred income taxes, net	8,906	5,203
Prepaid and other current assets	6,404	5,809
Income tax receivable	852	4,940
Total current assets	589,381	239,173

Long-term investments	28,414	29,189
Deferred income taxes, net	11,455	-
Property and equipment, net	36,780	69,921
Goodwill	79,849	79,602
Intangible and other assets, net	16,387	18,774
Deposits and other assets	2,487	2,989
Total assets	$764,753	$439,648

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$38,161	$33,999
Income taxes payable	7,974	-
Deferred revenue	18,471	16,895
Total current liabilities	64,606	50,894

Deferred gain on sale of building	31,964	-
Deferred rent	16,701	4,032
Deferred income taxes, net	-	1,450
Income taxes payable	1,792	1,770

Stockholders' equity	649,690	381,502
Total liabilities and stockholders' equity	$764,753	$439,648

CoStar Group, Inc.
Results of Segments-Unaudited
(in thousands)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2011	2010	2011	2010
Revenues
United States	$59,192	$52,622	$171,768	$154,777
International
External customers	4,637	4,522	13,806	13,298
Intersegment revenue *	327	299	805	990
Total international revenue	4,964	4,821	14,611	14,288
Intersegment eliminations	(327)	(299)	(805)	(990)
Total Revenues	$63,829	$57,144	$185,574	$168,075

EBITDA
United States	$6,828	$9,507	$26,451	$29,092
International **	(821)	(65)	(2,799)	(3,103)
Total EBITDA	$6,007	$9,442	$23,652	$25,989

* Intersegment revenue is attributable to services performed by Property and Portfolio Research Ltd., a wholly owned subsidiary of Property and Portfolio Research, Inc. (PPR), for PPR. Intersegment revenue is recorded at what the Company believes approximates fair value. U.S. EBITDA includes a corresponding cost for the services performed by Property and Portfolio Research Ltd. for PPR.

** International EBITDA includes a corporate allocation of approximately $100,000 for each of the three month periods ended September 30, 2011 and 2010, and approximately $200,000 and $400,000 for the nine months ended September 30, 2011 and 2010, respectively.

Reconciliation of Non-GAAP Financial Measures with 2010-2011 Quarterly Results - Unaudited
(in millions, except per share data)

Reconciliation of Net Income to Non-GAAP Net Income

	2010				2011
	Q1	Q2	Q3	Q4	Q1	Q2	Q3

Net income	$2.9	$3.3	$3.4	$3.8	$4.5	$2.6	$2.3
Income tax expense, net	2.5	1.4	2.9	3.4	2.8	1.5	0.9
Income before income taxes	5.4	4.7	6.3	7.2	7.3	4.1	3.2
Purchase amortization and other related costs	1.2	0.8	0.9	0.9	0.8	0.8	0.9
Stock-based compensation expense	2.0	1.9	1.8	2.6	2.1	2.2	1.9
Acquisition related costs	-	-	-	-	0.3	5.0	5.8
Restructuring and related costs	-	0.1	1.3	-	-	-	1.5
Headquarters acquisition and transition related costs *	0.1	1.0	1.2	0.3	-	-	-
Settlements and Impairments	-	2.8	-	-	(0.3)	-	(1.2)
Non-GAAP Income before income taxes	8.7	11.3	11.5	11.0	10.2	12.1	12.1
Assumed rate for income tax expense, net **	40%	40%	40%	40%	40%	40%	40%
Assumed provision for income tax expense, net	(3.5)	(4.5)	(4.6)	(4.4)	(4.0)	(4.8)	(4.9)
Non-GAAP Net Income	$5.2	$6.8	$6.9	$6.6	$6.2	$7.3	$7.2

Non-GAAP Net Income per share - diluted	0.25	0.33	0.33	0.32	0.29	0.33	0.28
Weighted average outstanding shares - diluted	20.6	20.6	20.7	20.9	21.0	22.4	25.3

*Includes building depreciation
** A 40% tax rate is assumed in order to approximate the Company's long-term effective corporate tax rate.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	2010				2011
	Q1	Q2	Q3	Q4	Q1	Q2	Q3

Net income	$2.9	$3.3	$3.4	$3.8	$4.5	$2.6	$2.3
Purchase amortization	1.2	0.8	0.9	0.9	0.8	0.8	0.9
Depreciation and other amortization	2.4	2.5	2.4	2.5	2.6	2.4	2.1
Interest income, net	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)
Income tax expense, net	2.5	1.4	2.9	3.4	2.8	1.5	0.9
EBITDA	$8.8	$7.8	$9.4	$10.4	$10.5	$7.1	$6.0
Stock-based compensation expense	2.0	1.9	1.8	2.6	2.1	2.2	1.9
Acquisition related costs	-	-	-	-	0.3	5.0	5.8
Restructuring and related costs	-	0.1	1.3	-	-	-	1.5
Headquarters acquisition and transition related costs ***	-	0.7	1.3	0.4	-	-	-
Settlements and Impairments	-	2.8	-	-	(0.3)	-	(1.2)
Adjusted EBITDA	$10.8	$13.3	$13.8	$13.4	$12.6	$14.3	$14.0

*** Does not include building depreciation

Reconciliation of Forward-Looking Guidance, Net Income to Non-GAAP Net Income
(in thousands, except per share data)
	Guidance Range		Guidance Range
	For the Three Months		For the Twelve Months
	Ended December 31, 2011		Ended December 31, 2011
	Low	High	Low	High

Net income	$1,600	$3,500	$11,100	$13,000
Income tax expense, net	1,000	2,100	6,100	7,200
Income before income taxes	2,600	5,600	17,200	20,200
Purchase amortization and other related costs	1,200	1,100	3,800	3,700
Stock-based compensation expense	2,000	1,800	8,200	8,000
Acquisition related costs	6,000	5,000	17,000	16,000
Restructuring and related costs	-	-	1,500	1,500
Headquarters acquisition and transition related costs	-	-	-	-
Settlements and Impairments	-	-	(1,500)	(1,500)
Non-GAAP Income before income taxes	11,800	13,500	46,200	47,900
Assumed rate for income tax expense, net *	40%	40%	40%	40%
Assumed provision for income tax expense, net	(4,720)	(5,400)	(18,480)	(19,160)
Non-GAAP Net Income	$7,080	$8,100	$27,720	$28,740

Net Income per share - diluted	$0.06	$0.14	$0.47	$0.55
Non-GAAP Net Income per share - diluted	$0.28	$0.32	$1.18	$1.22

Weighted average outstanding shares - diluted	25,300	25,300	23,500	23,500

* A 40% tax rate is assumed in order to approximate the Company's long-term effective corporate tax rate.
** Projections exclude impacts of the consolidation of LoopNet and related costs that are contingent on closing that transaction.

About CoStar Group, Inc.
CoStar Group (Nasdaq: CSGP) is commercial real estate's leading provider of information and analytic services. Founded in 1987, CoStar conducts expansive, ongoing research to produce and maintain the largest and most comprehensive database of commercial real estate information. Our suite of online services enables clients to analyze, interpret and gain unmatched insight on commercial property values, market conditions and current availabilities. Headquartered in Washington, DC, CoStar maintains offices throughout the U.S. and in Europe with a staff of approximately 1,500 worldwide, including the industry's largest professional research organization. For more information, visit www.costar.com.

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about CoStar’s financial expectations, the timing of the Merger, the company's plans, objectives, expectations and intentions and other statements including words such as "anticipate," "may," "believe," "expect," "intend," "will," "should," "plan," "estimate," "predict," "continue" and "potential" or the negative of these terms or other comparable terminology. Such statements are based upon the current beliefs and expectations of management of CoStar and are subject to significant risks and uncertainties. Actual results may differ materially from the results anticipated in the forward-looking statements. The following factors, among others, could cause or contribute to such differences: the risk that the response to CoStarGo and resulting sales will not continue at the same level experienced in the third quarter 2011; the risk that CoStarGo will not be a useful and transformational business tool for CoStar’s customers; the risk that the positive impact of CoStarGo will not continue throughout the remainder of 2011 and 2012; the risk that CoStar will not continue to achieve strong sales to existing customers as a result of CoStarGo; the risk that Virtual Premise’s solutions will not increase the efficiency of real estate management processes, reduce occupancy costs or improve utilization of real estate assets; the risk that the addition of CoStar data and design elements to Virtual Premise’s products will not result in more value to our clients and their clients; the risk that CoStar’s growing momentum in sales and strong earnings trends will not continue at the current pace; the risk that the net proceeds of the June 2011 equity offering will not be used to fund cash consideration for the LoopNet acquisition; the possibility that the merger does not close when expected or at all, including, but not limited to, due to the failure to obtain governmental clearances or approvals; the risk that LoopNet and CoStar will be unable to comply when expected with the request for additional information received from the Federal Trade Commission on June 30, 2011 and discussed in CoStar's and LoopNet's Current Reports on Form 8-K filed with the SEC on July 1, 2011; the possibility that conditions, divestitures or changes relating to the operations or assets of LoopNet and CoStar will be required to obtain required governmental clearances or approvals; the risk that expected cost savings or other synergies from the merger may not be fully realized or may take longer to realize than expected; the risk that the businesses of LoopNet and CoStar may not be combined successfully or in a timely and cost-efficient manner; the risk that business disruption relating to the merger may be greater than expected; failure to obtain any required financing on favorable terms; the risk that revenues for the fourth quarter of 2011 and full year 2011 will not be as stated in this press release; the risk that non-GAAP net income per diluted share for the fourth quarter of 2011 and full year 2011 will not be as stated in this press release; and the risk that the impact of Virtual Premise on the Company’s estimates will not be as stated in this press release. Additional factors that could cause results to differ materially from those anticipated in the forward-looking statements can be found in CoStar's Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, and LoopNet's Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, each filed with the SEC, including in the "Risk Factors" section of each of these filings, and each company's other filings with the SEC available at the SEC's website (www.sec.gov). Neither CoStar nor LoopNet undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

#####